EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Natus Medical Incorporated

San Carlos, California

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of our report dated March 30, 2007, except as to Note 18, which is as of February 4, 2008, with respect to the consolidated balance sheets of Excel-Tech Ltd. as of January 31, 2007 and 2006 and the related consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended January 31, 2007, which reports appear in the Form 8-K/A of Natus Medical Incorporated dated February 12, 2008. We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ Ernst & Young LLP

ERNST & YOUNG LLP
Chartered Accountants
Licensed Public Accountants

Toronto, Ontario, Canada
May 12, 2008